Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-129542, 333-124785, 333-106007, 333-104828, 333-96541, 333-87736, 333-67370, 333-59380, 333-39238, 333-94367, 333-86611, 333-40681, 333-38055, 333-26979, 333-00391, 33-59009, 33-57583, 33-52252, 33-40295, 33-40294, 33-32875) and Form S-3 (No. 333-138649, 333-111082, 333-104821, 333-67020, 333-91349, 33-55977, 33-47424) of Johnson & Johnson of our report dated December 19, 2006, with respect to the combined balance sheets of Pfizer Consumer Healthcare (a business unit within Pfizer Inc) as of December 31, 2005 and 2004, and the related combined statements of income, business unit equity, and cash flows for the years then ended, which report is included in Exhibit 99.2 of Form 8-K/A of Johnson & Johnson dated March 2, 2007.
/s/ KPMG LLP
New York, NY
March 2, 2007